As filed with the Securities and Exchange Commission on April 10, 2019	Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________

ITAMAR MEDICAL LTD.

(Exact name of registrant as specified in its charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)

9 Halamish Street

Caesarea 3088900, Israel

(Address of Principal Executive Offices; Zip Code)

_______________

2007 Israeli Share Option Plan

2007 Equity Incentive Plan

Israeli Equity Incentive Plan 2016

2016 U.S. Equity Incentive Plan

(Full Title of the Plan)

_______________

Gilad Glick

Acting President

Itamar Medical, Inc.

3290 Cumberland Club Drive

Atlanta, GA 30339

(Name and Address of Agent for Service)

1-888-748-2627

(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Shy Basson, CFO
Itamar Medical Ltd., 9 Halamish Street,

Caesarea 3088900, Israel
Tel: +972-4-6177000
Fax: +972-4-6275598

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)
Ordinary Shares (1)	1,440,800	$0.06	(3)	$86,448.00	$10.48
Ordinary Shares (1)	75,000	$0.07	(3)	$5,250.00	$0.64
Ordinary Shares (1)	1,741,344	$0.08	(3)	$139,307.52	$16.88
Ordinary Shares (1)	350,000	$0.13	(3)	$45,500.00	$5.51
Ordinary Shares (1)	93,750	$0.21	(3)	$19,687.50	$2.39
Ordinary Shares (1)	709,831	$0.28	(3)	$198,752.68	$24.09
Ordinary Shares (1)	1,146,362	$0.31	(3)	$355,372.22	$43.07
Ordinary Shares (1)	770,000	$0.32	(3)	$246,400.00	$29.86
Ordinary Shares (1)	1,721,370	$0.33	(3)	$568,052.10	$68.85
Ordinary Shares (1)	1,379,985	$0.36	(3)	$496,794.60	$60.21
Ordinary Shares (1)	337,682	$0.37	(3)	$124,942.34	$15.14
Ordinary Shares (1)	100,000	$0.38	(3)	$38,000.00	$4.61
Ordinary Shares (1)	14,250,132	$0.39	(3)	$5,557,551.48	$673.58
Ordinary Shares (1)	329,999	$0.41	(3)	$135,299.59	$16.40
Ordinary Shares (1)	125,000	$0.42	(3)	$52,500.00	$6.36
Ordinary Shares (1)	4,417,718	$0.43	(3)	$1,899,618.74	$230.23
Ordinary Shares (1)	660,178	$0.44	(3)	$290,478.32	$35.21
Ordinary Shares (1)	27,000	$0.45	(3)	$12,150.00	$1.47
Ordinary Shares (1)	144,785	$0.46	(3)	$66,601.10	$8.07
Ordinary Shares (1)	517,785	$0.47	(3)	$243,358.95	$29.50
Ordinary Shares (1)	1,696,317	$0.48	(3)	$814,232.16	$98.68
Ordinary Shares (1)	414,666	$0.50	(3)	$207,333.00	$25.13
Ordinary Shares (1)	165,687	$0.51	(3)	$84,500.37	$10.24
Ordinary Shares (1)	20,320	$0.52	(3)	$10,566.40	$1.28
Ordinary Shares (1)	52,000	$0.54	(3)	$28,080.00	$3.40
Ordinary Shares (1)	341,496	$0.55	(3)	$187,822.80	$22.76
Ordinary Shares (1)	91,617	$0.56	(3)	$51,305.52	$6.22
Ordinary Shares (1)	250,894	$0.57	(3)	$143,009.58	$17.33
Ordinary Shares (1)	89	$0.58	(3)	$51.62	$0.01
Ordinary Shares (1)	165,897	$0.59	(3)	$97,879.23	$11.86
Ordinary Shares (1)	177,799	$0.61	(3)	$108,457.39	$13.15
Ordinary Shares (1)	67,034	$0.65	(3)	$43,572.10	$5.28
Ordinary Shares (1)	150,000	$0.69	(3)	$103,500.00	$12.54
Ordinary Shares (1)	1,700,076	$0.00	(3)	$0.00	$0.00
Ordinary Shares (1)	21,086,637	$0.39	(4)	$8,223,788.43	$996.72
Total	56,719,250	N/A		$20,686,163.74	$2,507.16

(1)	American Depository Shares (“ADSs”), evidenced by American Depository Receipts (“ADRs”), issuable upon deposit of Ordinary Shares, par value NIS 0.01 per share (“Ordinary Shares”), of Itamar Medical Ltd. are registered on a separate registration statement on Form 20-F (File No. 001-38775). Each ADS represents thirty (30) Ordinary Shares.
(2)	Plus such number of Ordinary Shares of the Registrant, as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the exercise price provided for in the relevant stock options, in accordance with Rules 457(c) and 457(h) under the Securities Act. The exercise prices of the options are denominated in New Israeli Shekels and for purposes of calculation of the proposed maximum offering price have been converted into U.S. dollars based on the exchange rate as quoted by the Bank of Israel on April 3, 2019, which was NIS 3.60 to $1.00.
(4)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the ADSs on the Nasdaq Capital Market on April 3, 2019, a date within five (5) business days prior to the date of this Registration Statement.
(5)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001212.

________________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement is filed by Itamar Medical Ltd. (the “Registrant”, “we” or “Itamar”) in accordance with the provisions of General Instruction E to Form S-8 for the purpose of registering 56,719,250 Ordinary Shares, par value NIS 0.01 per share, of the Registrant, which are issuable upon the exercise of options and restricted share units granted prior to the date hereof or are reserved for offer and sale under the 2007 Israeli Share Option Plan, the 2007 Equity Incentive Plan, the Israeli Equity Incentive Plan 2016 and the 2016 U.S. Equity Incentive Plan (together, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide each recipient (the “Recipients”) of a grant under the Plans with documents that contain information related to the Plans, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Itamar hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the Commission on April 10, 2019;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the documents referred to in clause (a) above; and

(c)	the description of our ADSs, ADRs and our Ordinary Shares contained in our Registration Statement on Form 20-F (File No. 001-38775) filed with the Commission on December 31, 2018, as amended by Form 20-F/A (File No. 001-38775) filed with the Commission on January 30, 2019, and as further amended by Form 20-F/A (File No. 001-38775) filed with the Commission on February 13, 2019, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Exculpation of Office Holders. Under the Israeli Companies Law, 1999 (the “Companies Law”), an Israeli company may not exempt an office holder from his or her liability for a breach of the duty of loyalty to the company, but may exempt an office holder, in advance, from his or her liability, in whole or in part, for a breach of his or her duty of care to the company (except with regard to distributions), if the articles of association so provide. Our articles of association permit us to exempt our office holders, retroactively or in advance, from his or her liability, in whole or in part, for a breach of his or her duty of care to the company, up to the highest amount permitted by law.

Office Holders’ Insurance. As permitted by the Companies Law, our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders concerning an act performed by him or her in his or her capacity as an office holder for:

•	a breach of his or her duty of care to us or to another person;

•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests;

•	a financial liability imposed upon him or her in favor of another person;

•	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder;

•	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her, including reasonable litigation expenses; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the Registrant.

Indemnification of Office Holders. As permitted by the Companies Law, our articles of association provide that we may indemnify any of our office holders for an act performed in his or her capacity as an office holder, retroactively (after the liability has been incurred) or in advance against the following:

•	a financial liability incurred by, or imposed on, him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; provided that our undertaking to indemnify with respect to such events on a prospective basis is, according to the Companies Law, limited to events that our Board of Directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our Board of Directors determines to be reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify;

•	reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent, all according to the law, or in connection with a financial sanction;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent;

•	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder;

•	expenses paid in connection with the administrative proceeding which was instituted against him or her, including reasonable litigation expenses, such as attorneys’ fees; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the Registrant.

Limitations on Exculpation, Insurance and Indemnification. The Companies Law provides that a company may not indemnify an office holder nor exculpate an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his or her duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

•	any act or omission committed with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

In addition, under the Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, our office holders must be approved by our Compensation Committee and our Board of Directors and, in specified circumstances, such as if the office holder is a director, is generally required to be approved by our shareholders.

We have entered into agreements with each of our current directors and executive officers to indemnify them to the fullest extent permitted by law, subject to limited exceptions. The maximum aggregate amount of indemnification that we may pay to our directors and executive officers based on such indemnification agreements is, generally, NIS 15.0 million (equivalent to approximately $4.1 million) (linked to the Israeli CPI) for all office holders.

We also currently maintain directors’ and officers’ liability insurance with an aggregate coverage limit of $25 million, with a Side A coverage of an additional $5 million.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1	Memorandum of Association of the Registrant, as amended and restated ¶ (1)
3.2	Amended and Restated Articles of Association of the Registrant ¶ (2)
4.1	2007 Israeli Share Option Plan (3)
4.2	2007 Equity Incentive Plan (4)
4.3	Israeli Equity Incentive Plan 2016 (5)
4.4	2016 U.S. Equity Incentive Plan (6)
4.5	Specimen of Ordinary Share Certificate (7)
5.1	Opinion of Goldfarb Seligman & Co.*
23.1	Consent of Goldfarb Seligman & Co. (contained in Exhibit 5.1).
23.2	Consent of Somekh Chaikin, a member of KPMG International.*
24.1	Powers of Attorney (included in the signature page to this Registration Statement).

___________

(1)	Filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(2)	Filed as Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(3)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(4)	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(5)	Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(6)	Filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(7)	Filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.

¶	Translated from Hebrew.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Caesarea, Israel, on the 10th day of April, 2019.

ITAMAR MEDICAL LTD.

By:	/s/ Shy Basson
Name:	Shy Basson
Title:	Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The undersigned officers and directors of the registrant hereby severally constitute and appoint Gilad Glick and Shy Basson, and each of them, our true and lawful attorney-in-fact to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

Signature		Title	Date
/s/ Gilad Glick		President and Chief Executive Officer	April 10, 2019
Gilad Glick		(Principal Executive Officer)

/s/ Shy Basson		Chief Financial Officer	April 10, 2019
Shy Basson		(Principal Financial and Accounting Officer)

/s/ Giora Yaron		Chairman of the Board of Directors	April 10, 2019
Giora Yaron, PhD

/s/ Martin Gerstel		Director	April 10, 2019
Martin Gerstel

/s/ Ilan Biran		Director	April 10, 2019
Ilan Biran

/s/ Jonathan Kolber		Director	April 10, 2019
Jonathan Kolber

/s/ Sami Totah		Director	April 10, 2019
Sami Totah

/s/ Christopher M. Cleary		Director	April 10, 2019
Christopher M. Cleary

/s/ Yaffa Krindel Sieradzki		Director	April 10, 2019
Yaffa Krindel Sieradzki

/s/ Zipora (Tzipi) Ozer-Armon		Director	April 10, 2019
Zipora (Tzipi) Ozer-Armon

Itamar Medical, Inc.
By:	/s/ Gilad Glick	Authorized Representative in the United States	April 10, 2019
Name:	Gilad Glick
Title:	Acting President

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1	Memorandum of Association of the Registrant, as amended and restated ¶ (1)
3.2	Amended and Restated Articles of Association of the Registrant ¶ (2)
4.1	2007 Israeli Share Option Plan (3)
4.2	2007 Equity Incentive Plan (4)
4.3	Israeli Equity Incentive Plan 2016 (5)
4.4	2016 U.S. Equity Incentive Plan (6)
4.5	Specimen of Ordinary Share Certificate (7)
5.1	Opinion of Goldfarb Seligman & Co.*
23.1	Consent of Goldfarb Seligman & Co. (contained in Exhibit 5.1).
23.2	Consent of Somekh Chaikin, a member of KPMG International.*
24.1	Powers of Attorney (included in the signature page to this Registration Statement).

___________

(1)	Filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(2)	Filed as Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(3)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(4)	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(5)	Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(6)	Filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.
(7)	Filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on December 31, 2018, and incorporated herein by reference.

¶	Translated from Hebrew.

*	Filed herewith.